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                                  EXHIBIT 23.2

                      CONSENT OF PRICEWATERHOUSECOOPERS LLP

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 1, 2000 relating to the consolidated financial statements, which appears in the 2002 Annual Report to Shareholders, which is incorporated by reference in Synovis Life Technologies, Inc.'s Annual Report on Form 10-K for the year ended October 31, 2002. We also consent to the incorporation by reference of our report dated December 1, 2000 relating to the financial statement schedule which appears in such Annual Report on Form 10-K. We also consent to the references to us under the caption "Experts" in such Registration Statement.



/s/ PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
October 1, 2003